Exhibit 4.1

DIRECTOR STOCK OPTION AGREEMENT

Under The 2007 Equity Incentive Plan
Of Forest Laboratories, Inc.

In consideration of services to be rendered by you (the "Optionee") to Forest Laboratories, Inc., a Delaware corporation (the "Company"), as a non-employee director of the Company, you have been granted an option (the "Option") under the Company’s 2007 Equity Incentive Plan (the "2007 Plan"), which is incorporated herein by reference, to purchase from the Company a number of shares of Common Stock of the Company (the "Shares") at the price per Share as listed on the Optionee’s option grant information page (the "Information Page") on the website of the Stock Plan Administrator (as defined in Section 8 below) subject to the terms and conditions of this Agreement and the 2007 Plan.

1. OPTION TERMS. The date of grant, the maximum number of Shares the Option entitles the Optionee to purchase, the option exercise price per Share and the date or dates on which the Option will vest (i.e., will become first exercisable) are identified on the Information Page. No options granted under this Agreement shall qualify as incentive stock options and as a result all such options shall be non-incentive stock options ("non-ISOs").

2. TERM OF OPTION AND EXERCISABILITY. The Option shall expire ten years from the date of the grant and, subject to the provisions of Paragraph 4 hereof, shall become first exercisable as to the Shares covered by the Option in one or more installments on the dates listed on the Information Page. Notwithstanding the foregoing, the Option may not be exercised as to less than 100 Shares at any time (or the remaining Shares covered by the Option, if less than 100 Shares); and the Option may not be exercised until fulfillment of all applicable conditions precedent referred to in Paragraph 5 hereof. The exercise price of the Option shall be paid in full in cash at the time of exercise or as set forth in clause (c) or (d) of Paragraph 3 hereof.

3. METHOD OF EXERCISING OPTION. The Option may be exercised by the Optionee (or his or her permitted transferee as set forth in Paragraph 6 hereof) by calling the Stock Plan Administrator or by accessing the Stock Plan Administrator’s online benefit website. The Option exercise shall specify the number of Shares as to which the Option is being exercised. Payment of the exercise price for all of the Shares as to which the Option is being exercised may be made: (a) by wire transfer, check or money order payable to the order of the Stock Plan Administrator, (b) if permitted under the Company’s policies then in effect, by authorizing the Stock Plan Administrator to sell on behalf of the Optionee some or all of the Shares to be acquired upon the exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the exercise price for all of the Shares as to which the Option is being exercised, any withholding or employment taxes and all applicable fees, including brokerage fees, resulting from such exercise and sale, (c) (subject to the following sentence) by delivering Shares having a fair market value (as determined by the "Committee," as defined in Paragraph 13 hereof) as of the day preceding the exercise date equal to the exercise price for all of the Shares as to which the Option is being exercised, either by delivering physical certificates duly endorsed in blank for transfer to the Company or by submitting certificates by attestation, or (d) by a combination of (i) cash and (ii) Shares as described in clause (c) above. Notwithstanding anything to the contrary contained herein, Shares used in payment of the exercise price of the Option must (1) have been acquired by the Optionee for cash in the open market at least six months prior to the Option exercise date, or (2) if acquired pursuant to a Stock Grant granted under any equity incentive plan of the Company, including the 2007 Plan, must be owned by the Optionee and all conditions applicable to such Shares pursuant to the Stock Grant must have been satisfied at least six months prior to the Option exercise date, or (3) if acquired from the Company by settlement of a Restricted Stock Unit, or by exercise of an option, Stock Appreciation Right, or other similar award, must have been owned by the Optionee for a period of at least six months prior to the Option exercise date.

Promptly following the Option exercise, the Stock Plan Administrator will instruct the Company’s transfer agent and stock registrar to deliver for the account of the Optionee (or his or her permitted transferee) the number of Shares with respect to which the Option was exercised, less the number of Shares sold for purposes of payment pursuant to clause (b) above and less the number of Shares delivered to the Company by attestation pursuant to clause (c) or (d) above. The Optionee shall not have any of the rights of a stockholder with respect to the Shares issuable upon exercise of the Option until the Shares shall have been issued. In the event the Option shall be exercised (if permitted hereunder) by a person other than the Optionee, such permitted transferee shall provide appropriate proof of his or her right to exercise the Option to the Stock Plan Administrator in accordance with its policies and procedures. Shares issued upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

4. TERMINATION OF SERVICE. In the event that the Optionee ceases to serve as a director of the Company for any reason, the Option shall be exercisable (but only to the extent that the Option was vested and therefore exercisable at the time he or she ceased to so serve as a director) for the remainder of the Option term. Nothing in this Agreement shall confer upon the Optionee any right to be nominated for election as a director or to continue to provide services as a director of the Company.

5. CONDITION PRECEDENT TO EXERCISE OF OPTION. In the event that the exercise of the Option or the issuance of the Shares upon exercise thereof shall be subject to, or shall require, any prior exchange listing, stockholder approval or other condition or act, pursuant to the applicable laws, regulations or policies of any stock exchange, federal, state or local government or its agencies, then the Option shall not be exercisable until the fulfillment of such condition.

6. NON-TRANSFERABILITY. The Option shall not be transferable otherwise than by will or the laws of descent and distribution and is exercisable during the lifetime of the Optionee only by him or her or his or her guardian or legal representative and following his or her death will be exercisable by the Optionee’s estate, upon presentation to the Stock Plan Administrator of letters testamentary or other documentation satisfactory to the Stock Plan Administrator. Notwithstanding the foregoing, the Option may be transferred by gift during the Optionee’s life to one or more members of the Optionee's immediate family, including trusts for the benefit of such family members and partnerships or limited liability companies in which such family members are the only owners. In the event the Optionee transfers his or her rights in the Option by gift as permitted by this Paragraph, the Optionee shall provide the Stock Plan Administrator notice of any such transfer in form and substance reasonably satisfactory to the Company and the Stock Plan Administrator, and no transferee shall have any rights in the Option until such notice has been accepted by the Stock Plan Administrator. A transferred Option shall be subject to all of the same terms and conditions of the 2007 Plan and this Agreement as if such Option had not been transferred. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, pledge, hypothecation or other disposition and the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

7. AVAILABLE SHARES; LEGAL COMPLIANCE. The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and transfer taxes with respect to the issuance of such Shares and all other fees and expenses necessarily incurred by the Company in connection therewith and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

8. ADMINISTRATION. The Compensation Committee (the "Committee") shall have full authority and discretion, subject only to the express terms of the 2007 Plan, to decide all matters relating to the administration and interpretation of the 2007 Plan and this Agreement, and the Optionee agrees to accept all such Committee determinations as final, conclusive and binding. The Company may retain a third-party plan administrator or may designate an internal department to assist in the administration of the 2007 Plan. The term "Stock Plan Administrator" as used herein shall mean such third-party plan administrator or such internal department as designated by the Company from time to time.

9. COSTS. The Company shall not charge the Optionee for any part of the Company’s cost to administer and operate the 2007 Plan. While the Company retains a third-party plan administrator to assist in the administration of the 2007 Plan, the Optionee may be charged fees by such third-party plan administrator in connection with the Optionee’s exercise of the Option, sale of Shares, or other transactions which he or she effects through such third-party plan administrator.

10. AMENDMENT. This Agreement shall be subject to the terms of the 2007 Plan, as may be amended by the Company from time to time, except that no amendment of the 2007 Plan adopted after the date of this Agreement shall impair the Optionee’s rights hereunder without his or her consent. In addition to the foregoing, this Agreement may be amended by the Committee, provided that no such amendment shall impair the Optionee’s rights hereunder without his or her consent.

11. TAXES. The Optionee must pay the Company upon demand any and all amounts due for the purpose of satisfying the Company’s liability, if any, to withhold federal, state or local income tax or employment tax (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of the Optionee’s exercise of the Option or the sale of shares in connection therewith. If permitted under the 2007 Plan or the Company’s policies then in effect, the Optionee may satisfy his or her obligation hereunder by authorizing the Stock Plan Administrator to sell on behalf of the Optionee an appropriate number of Shares being issued on exercise of the Option to cover the Optionee’s obligations hereunder. In addition, the Company shall, to the extent permitted by law, have the right to deduct such amount from any payment of any kind otherwise due to the Optionee.

12. DATA PRIVACY. By entering into this Agreement, the Optionee (a) authorizes the Company and its subsidiaries and the Stock Plan Administrator or any agent of the Company providing recordkeeping services for the 2007 Plan to disclose to each other such information and data as either of them shall request in order to facilitate the grant of options and the administration of the 2007 Plan; (b) waives any data privacy rights the Optionee may have with respect to such information; and (c) authorizes the Company and the Stock Plan Administrator or any agent of the Company providing recordkeeping services for the 2007 Plan to store and transmit such information in electronic form.

13. NOTICES. All notices and communications by the Optionee (or his or her permitted transferee) in connection with this Agreement or the exercise of the Option granted hereunder shall be delivered to the Stock Plan Administrator and to the Company. Notices to the Stock Plan Administrator shall be delivered in accordance with its established procedures as set forth on the website of the Stock Plan Administrator and notices to the Company shall be delivered in writing by electronic mail, nationally recognized overnight courier or certified mail, postage prepaid to the attention of Ms. Rita Weinberger, Finance Department, Forest Laboratories, Inc., 909 Third Avenue, New York, New York 10022 (e-mail: rita.weinberger@frx.com). All notices and communications by the Stock Plan Administrator or the Company to the Optionee (or his or her permitted transferee) in connection with this Agreement shall be given in writing and shall be delivered electronically to the Optionee's e-mail address appearing on the records of the Company, or by nationally recognized overnight courier or certified mail, postage prepaid to the Optionee's residence or to such other address as may be designated in writing by the Optionee.

14. ENTIRE AGREEMENT AND WAIVER. This Agreement and the 2007 Plan contain the entire understanding of the parties and supersede any prior understanding and agreements between them representing the subject matter hereof. To the extent that there is an inconsistency between the terms of the 2007 Plan and this Agreement, the terms of the 2007 Plan shall control. There are no other representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter hereof which are not fully expressed herein or in the 2007 Plan. Any waiver or any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

15. SEVERABILITY AND VALIDITY. The various provisions of this Agreement are severable and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

16. GOVERNING LAW. The interpretation, enforceability and validity of this Agreement shall be governed by the substantive laws (but not the choice of law rules) of the State of New York.

17. HEADINGS. Paragraph and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Option or any provision hereof.